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                                                                    EXHIBIT 10.2


                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Separation Agreement") is entered into this January 31, 2001, by and among SCOTT L. COLABUONO ("Colabuono") and THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRG").

                               W I T N E S S E T H

         WHEREAS, Colabuono has served as Executive Vice President - Finance, Chief Financial Officer and Treasurer of PRG and as an officer of subsidiaries and affiliates of PRG and resigned voluntarily from employment with PRG on October 25, 2000; and

         WHEREAS, PRG is willing to accept Colabuono's resignation as an officer; and

         WHEREAS, PRG and Colabuono desire to settle fully and finally all differences which may arise out of or relate to Colabuono's employment with PRG and all other claims Colabuono has through the date of this Separation Agreement against PRG and terminate the employment relationship between Colabuono and PRG and all agreements, other than this Separation Agreement, relating to such employment relationship.

         NOW THEREFORE, in consideration of the promises undertaken and releases herein contained, it is agreed by the parties hereto, as follows:

1.       TERMINATION OF EMPLOYMENT; TERMINATION BENEFITS

         A. Termination of Employment. PRG and Colabuono hereby agree that Colabuono's employment by PRG and any and all of the subsidiaries of PRG is terminated effective as of October 25, 2000. Except for PRG's obligation to indemnify Colabuono as provided herein and the obligations of Colabuono contained in the July 19, 1999 Employee Agreement with PRG, which obligations remain in full force and effect, and except as otherwise specifically provided in this Separation Agreement, any and all agreements between Colabuono and PRG relating to employment, compensation, stock options, stock awards and any other benefits are hereby terminated and cancelled.

         B. Resignation from Offices and Board of Directors. Colabuono hereby confirms that he has resigned from all positions he may have had as an officer and director of PRG and of all subsidiaries and affiliates of PRG, effective October 25, 2000.

         C. Termination Benefits. PRG and Colabuono agree that Colabuono shall be entitled to receive the following, severance payments and rights, which collectively are the sole termination benefits to which he is entitled (collectively, items (i), (ii) and (iii) below being the "Termination Benefits"):

                  (i) Commencing February 1, 2001, PRG shall pay Colabuono an aggregate of $680,625, payable in eighteen (18) equal monthly installments (without interest), on the last pay date each month, in accordance with PRG's customary payroll practices and subject to all applicable federal and state tax withholding and other deductions; provided, that in the event that prior to the end of such eighteen-month period either (a) any person or group of affiliated persons who, immediately prior to any transaction hereinafter described,


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         did not own 5% or more of the issued and outstanding shares of common stock of PRG, acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), in a transaction or series of transactions, shares of common stock of PRG which represent more than 50% of all issued and outstanding shares of common stock of PRG (other than (A) in a transaction in which PRG has issued the shares of its common stock to such person or group of affiliated persons or (B) acquisitions which are not effected with the purpose of accomplishing a change in control of PRG, as evidenced in the Schedule 13D or Schedule 13G filed by such person or group of affiliated persons); (b) PRG shall consolidate or merge or participate in a share exchange with any other individual, partnership, association, group (as such term is used in Rule 13d under the Securities Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity (hereinafter "Person") other than PRG (or one or more of its wholly-owned subsidiaries) if, at the time of the consolidation, merger or share exchange or at the time PRG enters into any agreement with respect to any such consolidation, merger or share exchange, such other Person (or an affiliate or associate thereof) is entitled to elect a majority of the Board of Directors of PRG or if John Cook does not continue as the CEO of PRG; or (c) PRG sells all or substantially all of its assets to an unrelated third party in a transaction or series of related transactions, then any unpaid amounts under this Section 1.C(i) shall be immediately due and payable.

                  (ii) In addition, PRG shall pay Colabuono on January 31, 2001 a one-time lump-sum payment of $301,041 (less the aggregate amount, if any, of payments made by PRG to Colabuono during the period from October 25, 2000 until January 31, 2001 as advances on such lump-sum payment or otherwise) in full, final and complete satisfaction of any salary, bonus, deferred compensation, stock options, stock purchase, fringe benefits or other employee benefits for which Colabuono may have been eligible as an employee or officer of PRG.

                  (iii) PRG agrees that it will reimburse Colabuono for all amounts has paid to purchase shares of PRG common stock under the PRG Employee Stock Purchase Plan. Colabuono agrees that any and all stock awards or grants of PRG Common Stock and any and all options to purchase shares of PRG common stock, whether or not vested, are hereby cancelled.

                  (iv) PRG agrees that Colabuono may retain the cell phone and the lap-top computer provided by PRG that he currently uses; provided that he first deliver the computer and, to the extent applicable, the cell phone to PRG for removal of all Confidential Information (as defined herein) and all software programs owned by or licensed to PRG thereon.

                  (v) PRG will provide Colabuono with a separate notification about his rights under COBRA to elect to continue group insurance benefits for a specified period.

                  (vi) Appropriate election forms for distribution or rollover of Colabuono's balance under the PRG 401(k) plan will be provided by the Plan Administrator in accordance with the PRG 401(k) plan.

                  (vii) PRG will assign to Colabuono, to the extent assignable, at Colabuono's request, all insurance policies owned by PRG on the life of Colabuono, and Colabuono will assume all obligations thereunder.


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2.       GENERAL RELEASE. In consideration of the Termination Benefits provided to Colabuono by PRG and the promises contained in this Separation Agreement, Colabuono, for himself and for his successors, assigns, dependents, heirs, legatees, executors, administrators, and personal and legal representatives, hereby forever irrevocably and unconditionally grants to PRG this general release, acquits, remises, and discharges PRG and its present and former officers, directors, stockholders, employees, agents, representatives, attorneys, insurers, corporate affiliates, divisions, subsidiaries, related companies and entities, controlling persons, predecessors, successors, and assigns (the "Released Parties") from any claims, demands, complaints, causes of action, suits, damages, costs, losses, debts, expenses, contracts, charges, controversies, obligations, liabilities, promises, or agreements whatsoever, in law or in equity, whether known or unknown, fixed or contingent, which Colabuono has had or may now have against any of the Released Parties arising from or connected with any matter whatsoever, including without limitation, his employment with PRG, the termination of that employment or, except for the Termination Benefits or as otherwise specifically provided herein, any post-termination severance, salary, bonus, deferred compensation, stock options, stock awards, auto allowance, fringe benefits or other employee benefits for which Colabuono was eligible as an employee, officer or director of PRG and any subsidiary or affiliate thereof, but specifically excluding whatever rights Colabuono might have to indemnification or payment of expenses arising under PRG's charter or bylaws or those of any subsidiary or affiliate of PRG (collectively, the "Claims"). Such Claims shall include, but not be limited to, any claims, demands, suits or causes of action (i) in connection with any privacy right, civil rights claim, claim for emotional or mental distress, claims of defamation, claims for personal injury, claims for breach of contract, and claims for harassment or (ii) pursuant to any federal or state securities laws or regulations, federal, state, or local employment laws, regulations, executive orders, or other requirements, including without limitation those that may relate to sex, race, or other forms of discrimination. In addition, Colabuono releases, remises, waives and discharges each of the Released Parties of and from any claims upon which he may have a right to recover in any lawsuit brought by any other person on Colabuono's behalf or which includes Colabuono in any class.

         Without limiting the generality of the foregoing, Colabuono hereby acknowledges and covenants that he has knowingly relinquished and forever released any and all rights and remedies which might otherwise be available to him against any of the Released Parties under federal and state employment laws regarding his employment with PRG, including the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621, et seq., the Civil Rights Act of 1964, as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. ss. 2000e et seq., 42 U.S.C. ss. 1981, as amended, the Americans With Disabilities Act, as amended, 42 U.S.C. ss. 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. ss. 701 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss. 031 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. ss. 201 et seq., and all Georgia Code provisions, state and federal workers' compensation laws, and any claims for attorneys' fees under federal, state or local laws.


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         By signing at the space indicated below, Colabuono acknowledges that he has carefully read this general release and affirms that it constitutes a general release of all known and unknown Claims against the Released Parties.


                               /s/  Scott L. Colabuono
                               -------------------------------------
                               Scott L. Colabuono


3. COVENANT NOT TO SUE; NON-COOPERATION PROVISION. Colabuono agrees that he will not directly or indirectly institute, solicit, encourage, consult or advise, or in any way participate in the commencement and/or prosecution of any administrative proceeding or lawsuit against any of the Released Parties in regard to the Claims released herein or any other claims or causes of action arising from acts or omissions taken or made prior to the date of this Separation Agreement. Colabuono further agrees that he will not either directly or indirectly assist in, cooperate or consult with, or encourage any other parties or their attorneys to commence or prosecute any present or future administrative proceeding or lawsuit against PRG or any of the Released Parties.

4. DUTY TO COOPERATE. Colabuono agrees that he will cooperate with and provide assistance to PRG and its attorneys in connection with any and all investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which PRG is involved, whether or not Colabuono is a defendant in such investigations, inquiries, proceedings or litigation. Such cooperation and assistance shall consist of, inter alia, meeting with counsel for PRG on a reasonable schedule and providing background information to counsel in such meetings, providing truthful testimony in any proceeding, and providing other support and cooperation as PRG may reasonably request in connection with such proceedings. PRG agrees that any such requests will be made to the extent possible with adequate advance notice and in a manner that does not interfere with any subsequent employment that Colabuono procures. Colabuono agrees that all such cooperation will be without any additional payment to him, except that PRG shall reimburse Colabuono for direct out-of-pocket expenses, if any, incurred by him in connection with such cooperation.

5. NO DISPARAGEMENT. Colabuono agrees that he will neither say, write nor communicate in any manner to any person or entity anything derogatory or negative about PRG and its officers, directors, employees, affiliates, and representatives, and any of its practices, policies, services or products, regardless of the truth or falsity of the information. PRG agrees that it and its officers, directors, employees, affiliates and representatives will also refrain from stating, writing, or communicating in any manner to any person or entity anything derogatory or negative about Colabuono. Further, when called for a reference or other inquiry by a potential employer of Colabuono, PRG, its officers, directors, employees, affiliates and representatives will speak positively about Colabuono's performance and relationship while employed by PRG, in terms and substance similar to that provided on Exhibit "A" attached to this Agreement. Additionally, PRG shall either communicate this requirement to its officers, directors, employees, affiliates, and representatives, or alternatively PRG shall communicate to them to direct all calls for reference or other inquiry to the designated PRG individual(s) and that everyone else should not speak further on this subject.

6. CONFIDENTIAL INFORMATION. As used in this Separation Agreement, the term "Confidential Information" shall mean all information regarding PRG, PRG's activities, PRG's businesses including, but not limited to, PRG's accounting and other business procedures or PRG's


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customers that is not generally known to persons not employed by PRG, that is not generally disclosed by PRG to persons not employed by PRG, and that is the subject of reasonable efforts to protect its confidentiality. "Trade Secrets" shall mean information defined as a trade secret by the Georgia Trade Secrets Act.

         (a) Colabuono understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of PRG and its affiliated entities, and should not be disclosed to any third parties without express permission from PRG. Colabuono hereby represents and warrants that he has not revealed, divulged or disclosed to any third parties not affiliated with PRG any Confidential Information or Trade Secrets that he may have become aware of over the course of his employment with PRG and/or in the process of discussing the terms of his departure with PRG. Colabuono further agrees that he shall not, directly or indirectly, at any time in future, reveal, divulge, or disclose to any person, not expressly authorized by PRG, any Confidential Information and/or Trade Secrets.

         (b) Colabuono understands and agrees that he remain bound by the restrictive covenants contained in his Employee Agreement dated July 19, 1999, with PRG.

7. OTHER REPRESENTATIONS. Colabuono represents and warrants to PRG as follows:

         (a) that from October 25, 2000, through the date of execution of this Separation Agreement, he has not acted in any manner that, after the date of execution of this Separation Agreement, would be a violation of the terms of the Separation Agreement;

         (b) that he has not made any false statements or misrepresentations in connection with this Separation Agreement, that he has not assigned or transferred to any person or entity not a party to this Separation Agreement any Claim or other right released hereunder and that he shall defend, indemnify, and hold harmless PRG from and against any claim (including the payment of attorneys fees and costs actually incurred whether or not litigation has commenced) based on or in connection with or arising out of any such assignment or transfer made by Colabuono;

         (c) that he has not, prior to the date and time of his execution of this Separation Agreement, initiated any lawsuit or any administrative proceedings against PRG with any governmental agency or any court;

         (d) that the consideration he is receiving under this Separation Agreement is valuable consideration to which he would not otherwise be entitled; and

         (e) that, in accordance with Colabuono's existing and continuing obligations to PRG, except for the cellular telephone and lap top computer which he may retain pursuant to Section 1C hereof, he has returned or will immediately return to PRG all property and equipment of PRG in his possession, control or custody, including, without limitation, any of the following: pager(s), calling card(s), corporate credit card(s), office key(s), security card(s), all files, records, documents, correspondence, data, computer access codes, computer programs, business plans and other property which he prepared or helped prepare in connection with his employment by PRG, and Colabuono will not retain any copies or reproductions of any such property and equipment of PRG.


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8.       INDEMNIFICATION BY PRG. PRG agrees that it will continue to provide indemnification to Colabuono to the fullest extent permissible under PRG's charter and bylaws and the charter and bylaws of any subsidiary of PRG and in accordance with applicable law.

9. REMEDIES. PRG agrees that immediately upon the finding of a breach, as set forth below, by it or any of its officers, directors, employees, affiliates, and representatives of any of the terms and provisions of this Separation Agreement, Colabuono is immediately thereby relieved of all of his obligations hereunder. Colabuono agrees that immediately upon the finding of a breach, as set forth below, by him of any of the terms and provisions of this Separation Agreement, PRG is immediately thereby relieved of all of its obligations hereunder. A "finding of a breach" shall be made by a third party who is unrelated to the parties to this Separation Agreement in an acceptable forum. An "acceptable forum" shall be a court of competent jurisdiction or the American Arbitration Association in Atlanta, Georgia, in which all parties have an opportunity to participate.

         If either party is unsuccessful in any challenge to the terms of this Separation Agreement, or to the Separation Agreement as a whole, that party acknowledges and agrees that it will be fully responsible for any expenses or damages incurred by the other party, including court costs and reasonable attorney's fees, arising as a result of the challenge.

         In the event either party (the "Breaching Party") breaches or threatens to commit a breach of any of the provisions of this Separation Agreement, the other party (the "Enforcing Party") shall have the right to enjoin, preliminarily and permanently, the Breaching Party from violating or threatening to violate this Separation Agreement and to have this Separation Agreement specifically enforced by any court of competent jurisdiction due to the irreparable injury to the Enforcing Party such a breach would cause. PRG shall not have any rights to withhold the Termination Benefits described herein absent a finding of breach, as defined above.

         In no event shall PRG have the right to withhold the Termination Benefits described herein absent a finding of breach, as defined above.

         All rights and remedies defined under this Section 9 shall be in addition to, and not in lieu of, any other rights and remedies available to either party at law or in equity.

         By execution of this Separation Agreement, Colabuono hereby waives any breaches by PRG or any of its officers, directors, and employees of any of the terms hereof from October 25, 2000, to the date hereof.

10. NO ADMISSION. This Separation Agreement shall not be construed as an admission by PRG of any liability, or any acts of wrongdoing, or the violation of any federal, state or local law, ordinance or regulation, nor shall it be considered as evidence of any such alleged liability, wrongdoing, or violation of any federal, state or local law, ordinance or regulation.

11. CONFIDENTIALITY OF SEPARATION AGREEMENT. The nature and terms of this Separation Agreement are strictly confidential and shall not be disclosed by Colabuono at any time to any person other than his lawyer and accountants without the prior written consent of PRG, except as necessary in any legal proceedings brought to enforce the provisions and terms of this Separation Agreement, to prepare and file income tax returns, or pursuant to court order after a notice to PRG. If either PRG or Colabuono are asked about the termination of the relationship by parties outside


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PRG's group of employees and agents who have a legitimate business reason to know of the terms hereof, they will respond that Colabuono voluntarily resigned.

12. GOVERNING LAW. This Separation Agreement is made and entered into in the State of Georgia and will in all material respects be interpreted, enforced, and governed under the laws of said state. The provisions of this Separation Agreement are severable, and if any part of the Separation Agreement is found to be unenforceable or invalid, the remainder of the Separation Agreement shall not in any way be affected or impaired and those provisions will continue to be valid and effective.

13. NO OTHER CONSIDERATION. Colabuono affirms that the only consideration received by Colabuono for entering into this Separation Agreement is as stated herein, and that no other promise, representation or agreement of any kind whatsoever has been made to, or relied upon by, Colabuono in connection with Colabuono's execution of this Separation Agreement. Colabuono further acknowledges that he has read the entire Separation Agreement and fully understands the meaning and intent of the Separation Agreement, including, but not limited to, its final and binding effect in relation to the general release of all claims. Colabuono acknowledges that pursuant to the terms of this Separation Agreement he is not entitled to any other payments, compensation, or fringe benefits of any kind whatsoever after the date of this Separation Agreement.

14. CONSULTATION WITH ATTORNEY. Colabuono further acknowledges that he has been advised by PRG to consult with an attorney in connection with this Separation Agreement. Colabuono further acknowledges that he was given the opportunity to take at least twenty-one (21) days from the time he first received this Separation Agreement within which to consider whether to sign it. Additionally, Colabuono acknowledges that he will have seven (7) days from the date of the execution of this Separation Agreement by Colabuono within which to change his mind and revoke the Separation Agreement, upon which event the payments and other obligations of PRG will cease. Colabuono acknowledges and agrees that any revocation of this Separation Agreement must be made in writing and delivered within the seven 7-day revocation period to:

                  The Profit Recovery Group International, Inc.
                           Attn: Clinton McKellar, Jr.
                      2300 Windy Ridge Parkway, Suite 100 N
                           Atlanta, Georgia 30339-8426


Colabuono further acknowledges that the effective date of this Separation Agreement will be the eighth (8th) day after it has been executed by Colabuono.


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15.      MERGER AND INTEGRATION. It is expressly understood and agreed that this
Separation Agreement constitutes a full and final settlement and general release of all Claims. This Separation Agreement, therefore, supersedes and extinguishes any and all other promises, representations or agreements, whether written or oral, made at any time prior to the date of this Separation Agreement by and between the parties or any of their current and former officers, directors, stockholders, partners, principals, employees, agents, parent corporations, subsidiaries, affiliates, predecessors, estates, successors, assigns, and attorneys regarding the resolution of the Claims. The parties agree that, except with respect to any charter, bylaw or other agreement which provides indemnification obligations to Colabuono and which PRG has agreed to extend to Colabuono in accordance with Section 9 hereof, this Separation Agreement contains the entire agreement between the parties with respect to the Claims and that the terms of this Separation Agreement are contractual and not mere recitals. This Separation Agreement may not be changed, modified, amended or altered except by written agreement signed by all parties hereto.

16. KNOWING EXECUTION. Colabuono warrants, represents, and acknowledges that this Separation Agreement is entered into by Colabuono KNOWINGLY AND VOLUNTARILY as an act of Colabuono's OWN FREE WILL; that Colabuono is of sound mind; that Colabuono is laboring under no physical, psychological, or mental infirmity which would affect his capacity either to understand the terms of this Separation Agreement or to freely enter into and be bound by the provisions of this Separation Agreement.


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I HAVE PERSONALLY READ THE FOREGOING AGREEMENT, AND I AM VOLUNTARILY AND
KNOWINGLY ENTERING INTO THE TERMS AND PROVISIONS CONTAINED IN IT, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.


                             COLABUONO


                             /s/ SCOTT L. COLABUONO
                             -----------------------------------------
                             SCOTT L. COLABUONO

                             Date: January 31, 2001
                                  ------------------------------------


                             PRG
                             THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                      By: /s/ MARIE A. NEFF
                                         ------------------------------
                                      Title:  S.V.P. HUMAN RESOURCES
                                            ---------------------------
                                      Date:  February 2, 2001
                                           ----------------------------


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                               ACKNOWLEDGEMENT OF
              KNOWING AND VOLUNTARY EXECUTION BEFORE EXPIRATION OF
                  MANDATORY TWENTY-ONE DAY CONSIDERATION PERIOD
       UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED


I, SCOTT L. COLABUONO, understand that I may take a minimum of twenty-one (21) days within which to consider and execute the above Separation Agreement. However, I acknowledge, represent and warrant that I have had sufficient time to review and consider this Separation Agreement, and I have freely and voluntarily chosen to execute the said Separation Agreement before the twenty-one (21) day period has expired. I further acknowledge that I have been advised by THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. to consult an attorney prior to executing this acknowledgement below.


Date: JANUARY 31, 2001                       /s/ SCOTT L. COLABUONO
     ----------------------                 --------------------------------
                                             SCOTT L. COLABUONO



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                                                                       EXHIBIT A

Colabuono is a highly effective senior management executive with cross functional, multi industry experience in general and financial management. He is skilled in developing strategy, executing business plans and enhancing profitable operating results in competitive global markets. He has a high impact leadership style in driving organizational change and launching major business initiatives in support of business and financial objectives. He is recognized for strong analytical skills, innovative thinking and sound business judgment. He has held senior positions in GTE, Sprint, Burger King Worldwide, Norrell, Jack Nicklaus companies as well as Profit Recovery Group.

While he is accomplished as a financial executive, his next logical career step is general management and we were not able to fulfill his career aspirations at PRG at this time.



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